Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Context Therapeutics Inc. on Form S-8 of our report dated March 22, 2023 on our audits of the consolidated financial statements of Context Therapeutics Inc. and Subsidiaries as of December 31, 2022 and 2021 and for the years then ended, which report is included Context Therapeutics Inc.’s Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ CohnReznick LLP

Parsippany, New Jersey
March 22, 2023